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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our reports dated March 10, 2005 with respect to the consolidated statement of financial condition of BKF Capital Group, Inc. and Subsidiaries and the related consolidated statements of operations, changes in stockholders' equity and cash flows, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 included in the Annual Report on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in the Registration Statements (Form S-8 Nos. 333-50132 and 333-75014). We consent to the incorporation by reference in these Registration Statements of the aforementioned reports.




\s\GRANT THORNTON LLP

New York, New York
March 10, 2005